Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ARVINMERITOR, INC.
(Exact name of registrant as specified in its charter)

INDIANA	38-3354643
(State or other jurisdiction	(I.R.S Employer Identification No.)
of incorporation)

2135 West Maple Road	48084-7186
Troy, Michigan	(Zip code)
(Address of principal executive offices)

ArvinMeritor, Inc. Hourly Employees Savings Plan
(Full title of the plan)

Vernon G. Baker, II, Esq.
Senior Vice President and General Counsel
ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
(Name and address of agent for service)

(248) 435-1000
(Telephone number, including area code, of agent of service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, par value	750,000	$16.70	$12,525,000	$1,475
$1 per share, and associated
preferred share purchase rights(2)

(1)	Based on the average of the high and low prices reported on the consolidated reporting system of the New York Stock Exchange on February 24, 2005, pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the ArvinMeritor, Inc. Hourly Employees Savings Plan.

INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT

        This registration statement relates to registration of 750,000 additional shares of Common Stock, $1 par value, of ArvinMeritor, Inc. (the “Company”) in connection with the ArvinMeritor, Inc. Hourly Employees Savings Plan (“Plan”), and related interests in the Plan. The contents of the Registration Statement on Form S-8 in Registration No. 333-53498 are hereby incorporated by reference, pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel

        Vernon G. Baker, II, Esq., who has passed upon the legality of any newly issued Common Stock of the Company covered by this Registration Statement, is Senior Vice President and General Counsel of the Company.

Item 8. Exhibits

5(a)	Opinion of Vernon G. Baker, II, Esq., Senior Vice President and General Counsel of the Company, as to the legality of any newly-issued Common Stock of the Company covered by the Registration Statement.

5(b)	In lieu of an opinion concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, or a determination letter of the Internal Revenue Service (the “IRS”) that the Plan is qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that the Plan has been submitted, and undertakes to submit any amendment to the Plan, to the IRS in a timely manner and to make all changes required by the IRS in order to qualify the Plan.

23(a)	Consent of Vernon G. Baker, II, Esq., Senior Vice President and General Counsel of the Company, is contained in his opinion filed as Exhibit 5(a) to this Registration Statement.

23(b)	Consent of Deloitte & Touche LLP, independent auditors.

24	Power of Attorney authorizing certain persons to sign the Registration Statement.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 2nd day of March, 2005.

ARVINMERITOR, INC.

By: /s/ Vernon G. Baker, II Vernon G. Baker, II Senior Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 2nd day of March, 2005, by the following persons in the capacities indicated:

Signature	Title

Charles G. McClure, Jr.*	Chairman of the Board, Chief Executive Officer and President (principal executive officer) and Director

Joseph B. Anderson, Jr., Rhonda L. Brooks,
Joseph P. Flannery, William D. George, Jr.,
Richard W. Hanselman, Charles H. Harff,
Victoria B. Jackson, James E. Marley,
William R. Newlin, James E. Perrella,
and Andrew J. Schindler*	Directors

Rakesh Sachdev*	VicePresident and Controller (principal financial and accounting officer)

*By /s/ Bonnie Wilkinson
        (Bonnie Wilkinson , attorney-in-fact)

        The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 2nd day of March, 2005.

ArvinMeritor,Inc. Hourly Employees Savings Plan
By: /s/ Richard D. Greb Richard D. Greb, Plan Administrator